Exhibit 10.10
3COM CORPORATION
FORM OF FIRST AMENDMENT TO SEVERANCE BENEFITS AGREEMENT
     This AMENDMENT is made and entered into pursuant to the SEVERANCE BENEFITS AGREEMENT of [                    ] (the “Agreement”) by and between 3Com Corporation (the “Company”) and [                    ] (“Executive”).
     WHEREAS, the Company desires to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, it is hereby agreed that the Agreement is amended in the following respects, effective as of January 1, 2009, or such earlier date as required to comply with Code Section 409A and guidance issued thereunder.
     1. The first “WHEREAS” clause is revised in its entirety to read as follows:
“WHEREAS, the Executive is currently employed by the Company as its [     ] and is eligible to receive severance benefits pursuant to the Company’s Section 16 Officer Severance Plan (as amended, the “Plan”); and”
     2. Section 2 is revised in its entirety to read as follows:
“2. Term of Agreement. This Agreement shall be effective as of the Effective Date and shall terminate on the Termination Date. “Termination Date” shall mean the Executive’s last date of employment with 3Com Corporation or, if later, the date on which the Executive incurs a separation from service with 3Com Corporation as defined in Treasury Regulation Section 1.409A-1(h).”
     3. A new sentence is added to the end of Section 3 of the Agreement to read as follows:
“If the Release Agreement has not been executed and/or the revocation period stated in the Release Agreement has not expired by the sixtieth (60th) day following the Termination Date, severance benefits shall be forfeited. The Release Agreement shall be furnished to the Executive in sufficient time to enable the Executive to comply with the preceding sentence, taking into account the period of time that the Executive must be given to consider the terms of the Release Agreement under any applicable law.”
     4. The introductory sentence of Section 4 of the Agreement is revised in its entirety to read as follows:
“Severance Benefits. Provided that the Executive has executed a valid Release Agreement and the applicable revocation period has expired by the sixtieth (60th) day following the Termination Date, Executive will be entitled to receive the following:”

     5. Paragraph A of Section 4 is revised in its entirety to read as follows:
“A. Severance Amounts.
     i. One (1) year of the Executive’s annualized base salary as of the Termination Date, subject to all applicable taxes and withholdings, with payment commencing within sixty-five (65) days after the Executive’s Termination Date in substantially equal installments corresponding to the Company’s normal payroll practices and continuing for a period of twelve (12) months, provided that the Executive continues to comply with all terms and conditions of the Release Agreement during the twelve (12) month period. Each payment shall be considered a separate payment and not part of a series of installments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, the following payments are exempt from the requirements of Code Section 409A:
     (a) payments that are made by the fifteenth (15th) day of the third month of the calendar year following the year of the Executive’s Termination Date, and
     (b) any additional payments that are made on or before the last day of the second (2nd) calendar year following the year of the Executive’s Termination Date and that do not exceed the lesser of two (2) times: (A) the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Executive’s taxable year that precedes the taxable year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not terminated); or (B) the limit under Code Section 401(a)(17) then in effect.
     Notwithstanding the preceding provisions, to the extent that the payments to be made during the first six (6) month period following the Executive’s Termination Date exceed the amounts exempt from Code Section 409A under this paragraph, such payments shall be paid in a single lump sum on the first (1st) day following the six (6) month anniversary of the Executive’s Termination Date.
     ii. A pro-rated amount of the Executive’s earned incentive bonus for the bonus period in which the Termination Date occurs, to be calculated by multiplying the earned bonus amount (based on the Company’s actual attainment of applicable performance metrics) by a fraction, the numerator of which shall be the number of calendar days between the beginning of the applicable bonus period to the Termination Date and the denominator of which shall be the number of calendar days within the applicable bonus period, to be paid within sixty-five (65) days of the Termination Date (the payment of which is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code) pursuant to the short-term deferral rules of Treasury Regulation 1.409A-1(b)(4)).

     6. A new sentence is added immediately following the second sentence of Paragraph B of Section 4 of the Plan to read as follows:
“Such benefit is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B).”
     7. Subparagraph D-i of Section 4 is revised in its entirety to read as follows:
“i. With respect to Executive’s then outstanding, unvested equity awards, other than performance-based awards, six (6) months accelerated vesting, with transfer of shares, payment of cash, or removal of restrictions on shares, whichever applicable, occurring as soon as practicable, but in no event later than the sixtieth (60th) day following the Termination Date. Notwithstanding the foregoing, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and as applied according to procedures of the Company) and the award is subject to Code Section 409A, transfer of shares shall occur on the first market day following the six (6) month anniversary of the Executive’s termination of employment.”
     8. Section 5 is revised in its entirety to read as follows:
“(a) Payment of Severance Benefits. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A and as applied according to procedures of the Company at the time of Executive’s termination of employment (other than due to death), then the severance benefits payable to Executive under this Agreement, if any, and any other severance payments or separation benefits payments that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his or her termination of employment but prior to the six (6) month anniversary of his or her date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment of severance benefits to Executive under this Agreement that is made by March 15 of the calendar year following Executive’s termination of employment and is intended to not constitute a “deferral of compensation” by virtue of the “short term deferral” rule of Treasury Regulations Section 1.409A-1(b)(4) shall constitute a “separate payment” for purposes of application of that rule.

(b) Amendments to this Agreement with Respect to Section 409A. The severance payments and other benefits provided under this Agreement are intended to not constitute a “deferral of compensation” under Section 409A, to the extent possible, or, to the extent not so possible, to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the income inclusion, additional tax or interest provisions of Section 409A(a)(1), and any ambiguities herein will be interpreted in accordance with that intent. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or interest or income recognition prior to actual payment to Executive under Section 409A(a)(1).”
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(signature page follows)

     IN WITNESS WHEREOF, each of the parties has executed this First Amendment to the Agreement, in the case of the Company by a duly authorized Executive’s, as of the day and year written below.

COMPANY:

3COM CORPORATION

By:		Date:

EXECUTIVE:

Date:

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